Exhibit 5.1

Client: 06287-00007

PRIVATE & CONFIDENTIAL

6 August 2021

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
U.S.A.

Re: Amryt Pharma plc

Dear Sirs,

1.	INTRODUCTION

1.1
We are acting as English legal advisers to Amryt Pharma plc (the “Company”), in connection with the issuance of 127,733,680 ordinary shares by the Company, with nominal value £0.06 per share (“New Ordinary Shares”) (which will be represented by 25,546,736 ADSs (as defined below)) upon completion on the date of this opinion of the Company’s acquisition of Chiasma, Inc. (“Chiasma”) pursuant to the Merger Agreement (as defined below).

1.2
We are solicitors qualified in England and Wales.  We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.  No opinion is expressed as to matters of fact.  By giving this opinion, we do not assume any obligation to notify you or any other person of any changes in law following the date of this opinion which may affect any opinion expressed herein, or to otherwise update this opinion in any respect.

1.3
Notwithstanding the provision of this opinion, we expressly reserve the right to represent our client (if it so requests) in relation to any matters affecting the Merger Agreement, Exchange Agent Agreement or the Deposit Agreement (as defined below) at any time in the future (whether or not you retain separate advisers on any such matter), and the fact that we have provided this opinion to you shall not be deemed to have caused us to have any conflict of interest in relation to the giving of any such advice.  The provision of this opinion to you does not create or give rise to any client relationship between this firm and you.

1.4	This opinion and any non–contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

1.5	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

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2.	DOCUMENTS WHICH WE HAVE EXAMINED AND ENQUIRIES WHICH WE HAVE MADE

2.1	For the purpose of giving this opinion, we have examined copies of:

2.1.1
the Certificates of Incorporation and the articles of association of the Company as adopted by a special resolution of the Company on 29 July 2020 (the “Articles of Association”) obtained as part of the Company Registry Searches (as defined below);

2.1.2	the Agreement and Plan of Merger, dated as of May 4, 2021, by and among the Company, Acorn Merger Sub, Inc. and Chiasma (the “Merger Agreement”);

2.1.3	the Exchange Agent Agreement entered into between the Company and American Stock Transfer & Trust Company, LLC on the date hereof (the “Exchange Agent Agreement”); and

2.1.4
the Amended and Restated Deposit Agreement, dated as of 8 July 2020, by and among the Company, Citibank, N.A., as Depositary, and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder (the “Deposit Agreement”).

2.2
On 4 August 2021, at 3:00 p.m. (London), we carried out an online search of the Companies House service operated by the Registrar of Companies in England and Wales in respect of the Company (the “Company Registry Searches”).

2.3
Legalinx Ltd has made, on 4 August 2021, at 10:03 a.m. (London), an enquiry in respect of the Company with the Central Registry of Winding–Up Petitions maintained by the Insolvency and Companies List in London (the “Central Registry Searches”).

2.4
Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS

3.1	This opinion is based upon the assumption (which may or may not be the case) that:

3.1.1
Authenticity: all documents (including copy documents) examined by us are authentic, accurate and complete and all signatures and seals thereon (if any) are genuine, and any document examined by us which is in draft form, will be in the same form when finalised;

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3.1.2
Effective documents: all documents (including the documents referred to in paragraph 2.1 to this opinion) examined by us and/or on which we base this opinion are and will remain up–to–date and effective;

3.1.3
Due execution: the persons who executed, on behalf of the Company, the Merger Agreement, the Exchange Agent Agreement and the Deposit Agreement (i) are persons authorised to do so pursuant to resolutions of the board of directors of the Company, (ii) have full legal capacity to execute the Merger Agreement, the Exchange Agent Agreement and the Deposit Agreement, and (iii) intended the Company to be bound by the Merger Agreement, the Exchange Agent Agreement and the Deposit Agreement;

3.1.4
Other parties – capacity and authority etc.: each party to the Merger Agreement, the Exchange Agent Agreement and the Deposit Agreement other than the Company has the power and legal capacity to enter into, perform and exercise its rights under the Merger Agreement, the Exchange Agent Agreement and the Deposit Agreement and each of the Merger Agreement, the Exchange Agent Agreement and the Deposit Agreement has been duly authorised, executed and, where applicable, delivered by all of the parties thereto in accordance with all applicable laws;

3.1.5
Solvency: the Company was solvent at the time of execution and delivery of the Merger Agreement, the Exchange Agent Agreement and the Deposit Agreement, respectively, and did not become insolvent as a result of entering into the arrangements contained in the Merger Agreement, the Exchange Agent Agreement or the Deposit Agreement and the Company has not entered into any composition or arrangement with its creditors (or any class of them);

3.1.6
Administration etc.: no step has been taken to wind–up the Company or to place the Company into administration and no receiver has been appointed over or in respect of the assets of the Company, nor has any analogous procedure or step been taken in any jurisdiction, which (in either case) has or have not been revealed by the searches referred to in paragraphs 2.2 or 2.3 above;

3.1.7
Overseas insolvency: no foreign main insolvency proceeding has been recognised in Great Britain under the Cross Border Insolvency Regulations 2006 (and it is not possible to conduct a central search in Great Britain in relation to any such proceedings) which would entitle actions in respect of any assets of the Company the subject of those foreign proceedings to be taken in Great Britain;

3.1.8
Board Resolutions: all relevant resolutions of the board of directors of the Company (including any committees thereof) were passed at properly convened and conducted meetings (or in the case of written resolutions were validly passed) and remain in full force and effect;

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3.1.9	Shareholders’ Resolutions: all relevant resolutions of the shareholders of the Company were passed at properly convened and conducted meetings and remain in full force and effect;

3.1.10	Filings: the records available from the Registrar of Companies and the Central Registry of Winding–Up Petitions are complete, accurate and up–to–date;

3.1.11
Directors: the directors of the Company have: (a) been validly appointed, and (b) acted in good faith and have complied with their duties under all applicable laws in relation to the approval of and entry into the Merger Agreement, the Exchange Agent Agreement and the Deposit Agreement;

3.1.12
Validity/enforceable obligations: the Merger Agreement, the Exchange Agent Agreement and the Deposit Agreement constitute legal, valid, binding and enforceable obligations of all of the parties thereto under all applicable laws and to the extent that the laws or regulations of any jurisdiction other than England may be relevant to (i) the obligations or rights of any of the parties under the Merger Agreement, the Exchange Agent Agreement or the Deposit Agreement, or (ii) any of the transactions contemplated by the Merger Agreement, the Exchange Agent Agreement or the Deposit Agreement, such laws and regulations do not prohibit, and are not inconsistent with the entering into and performance of any such obligations, rights or transactions;

3.1.13
No breach: the Company will not, by reason of the transactions contemplated by the Merger Agreement, the Exchange Agent Agreement or the Deposit Agreement be in breach of any of its obligations under any agreement, licence, authorisation, consent or similar document;

3.1.14
Misconduct etc.: no party to the Merger Agreement, the Exchange Agent Agreement or the Deposit Agreement (and no individual employed by or acting on behalf of any such party) is, or will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Merger Agreement, the Exchange Agent Agreement or the Deposit Agreement, which might render the Merger Agreement, the Exchange Agent Agreement or the Deposit Agreement, or any transaction contemplated thereby or any associated activity illegal, void or voidable; and

3.1.15
No offer: no transferable securities of the Company have been offered or will be offered to the public in the United Kingdom except in accordance with a relevant exemption to the requirement to publish a prospectus in the United Kingdom;

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3.1.16
Regulatory requirements: each party to the Merger Agreement, the Exchange Agent Agreement and the Deposit Agreement has complied with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”), any applicable secondary legislation made under it and any other requirements of any regulatory authority the rules of which any party is subject to with respect to anything done by them in relation to the Offering in, from or otherwise involving the United Kingdom (including sections 19 (general prohibition) and 21 (financial promotion) of FSMA);

3.1.17
Entry into the Agreements: each party has entered into the Merger Agreement, the Exchange Agent Agreement and the Deposit Agreement in pursuance of a commercial activity and the terms of the Merger Agreement, the Exchange Agent Agreement and the Deposit Agreement have been freely negotiated by the parties thereto; and

3.1.18
Pre-emptive rights: no pre-emptive rights or similar rights exist or have been created over or in respect of any New Ordinary Shares, other than pre-emption rights arising under section 561(1) of the Companies Act 2006.

4.	OPINION

Based on the documents referred to in paragraph 2.1 of this opinion and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that:

4.1
Authority; Execution; Good Standing: the Company has taken all necessary corporate actions to (i) authorise the execution, performance and, where applicable, delivery of the Exchange Agent Agreement and the execution of the Registration Statement (as hereinafter defined) by the Company, and each of the Exchange Agent Agreement, the Merger Agreement and the Registration Statement have been duly executed by the Company, and (ii) file the Registration Statement on Form F‑4 (File No. 333-257099) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”);

4.2
Non-violation: the entry into and performance by the Company of the Exchange Agent Agreement and the Deposit Agreement does not violate any provision of English law applicable to companies generally or contravene the Articles of Association;

4.3
Consents: no authorisations or consents of governmental, judicial or other public bodies in England and Wales are required (i) in connection with the execution by the Company of the Deposit Agreement, the Exchange Agent Agreement or the Merger Agreement or the performance by the Company of its obligations under such agreements, (ii) to file the Registration Statement with the SEC, or (iii) to deposit the New Ordinary Shares under the Deposit Agreement and the Exchange Agent Agreement; and

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4.4
New Ordinary Shares: the New Ordinary Shares (once they have been issued upon completion as contemplated by the Merger Agreement) will have been duly and validly issued, be fully paid and not be subject to any call for the payment of further capital. The issue of the New Ordinary Shares is not subject to any pre-emptive or similar rights under English law (except such rights as have been validly waived, disapplied or complied with).

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this section.

5.2
Searches: The records of the Registrar of Companies and the Central Registry of Winding–Up Petitions may not be complete, accurate and up–to–date.  In particular, the Central Registry of Winding–Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London.  Searches at Companies House and at the Central Registry of Winding–Up Petitions are not capable of revealing whether or not a winding–up petition or a petition for the making of an administration order has been presented and, further, notice of a winding–up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. The presentation of a petition for the winding-up of the Company may be subject to temporary restrictions imposed by Schedule 10 of the Corporate Insolvency and Governance Act 2020 in response to the coronavirus pandemic.

5.3
Set–off etc.: We express no opinion as to the existence of equities, rights of set–off, counterclaims, liens, charges and encumbrances which are not registrable in England and Wales and which may have arisen and not been so registered.

5.4	Insolvency etc.: This opinion is subject to all insolvency and other laws affecting the rights of creditors (whether secured or unsecured) generally.

5.5	Unlawful communications: An agreement which is entered into in consequence of an unlawful communication may be unenforceable pursuant to FSMA.

5.6	Tax – scope: We express no opinion, and none is implied or may be inferred, as to the tax treatment of the Exchange Agent Agreement or the Deposit Agreement or the transactions contemplated thereby.

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5.7
Stamp Duty: Any undertakings or indemnities or other arrangements in relation to United Kingdom stamp duties (excluding for the avoidance of doubt stamp duty reserve tax) given by the Company may be void by virtue of section 117 Stamp Act 1891.

6.	ADDRESSEES AND RESPONSIBILITY

6.1
The opinions expressed above are solely for your benefit in connection with the transactions contemplated by the Merger Agreement and the Exchange Agent Agreement and are not to be used or relied upon for any other purpose or by any other person or circulated, quoted or otherwise referred to without, in each case, our written permission.

6.2	This opinion is given by Gibson, Dunn & Crutcher UK LLP which assumes liability for and is solely responsible for it.

Yours faithfully,

GIBSON, DUNN & CRUTCHER UK LLP